EXHIBIT 5.1

Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02116

May 30, 2003

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on April 29, 2003 by American Tower Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of up to 808,000 warrants (the “Warrants”) to purchase the Company’s Class A common stock, $.01 par value per share (the “Common Stock”), issued pursuant to a Warrant Agreement, dated as of January 29, 2003 (the “Warrant Agreement”), between the Company and The Bank of New York, as warrant agent, and up to 11,389,012 shares of Common Stock issuable upon exercise of the Warrants (the “Exercise Shares”). The Warrants and the Exercise Shares are being offered and sold from time to time by the holders (the “Selling Securityholders”) named in the prospectus forming part of the Registration Statement (the “Prospectus”) in the manner described in the Prospectus.

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company and the Selling Securityholders in connection with the registration, offer and sale of the Warrants and the Exercise Shares. We have made such other examination as we consider necessary to render this opinion.

The Warrant Agreement is governed by the laws of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the Warrants, we have relied upon the opinion of Latham & Watkins LLP with respect to matters of New York law. Except to the extent of such reliance, the opinions rendered herein are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that (i) the Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company in accordance with their terms, and (ii) the Exercise Shares, when issued upon exercise of the Warrants as set forth in the Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Palmer & Dodge LLP

Palmer & Dodge LLP